Exhibit 99.1

IMMEDIATE RELEASE	NEWS
June 15, 2007	NASDAQ-EVOL

Evolving Systems Announces Results of Annual Meeting of Stockholders

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today announced that at its Annual Meeting of Stockholders on June 15, 2007, stockholders approved all four proposals as follows:

•                  Proposal No. 1 — Election of two directors to serve for a term of three years.  Stephen Gartside, 41, and Dr. Philip Neches, 55, were re-elected.  Gartside has been a member of the board since January 2004 and chairman of the board since April 2, 2007.  Neches has been a member of the board since August 2005.  In addition to Gartside and Neches, Evolving Systems has three other directors who will continue serving until standing for re-election at the 2008 or 2009 Annual Meetings.

•                  Proposal No. 2 — Approval of an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of common stock from 25,000,000 to 40,000,000 and the total number of authorized shares of capital stock from 27,000,000 to 42,000,000.

•                  Proposal No. 3 — Approval of a proposal for adoption of the Evolving Systems, Inc. 2007 Stock Incentive Plan.

•                  Proposal No. 4 — The ratification of the selection of Grant Thornton LLP as independent registered public accounting firm to audit the consolidated financial statements of Evolving Systems for its fiscal year ending December 31, 2007.

“Management and the board of directors appreciate the support of our stockholders in approving all four proposals,” said Thad Dupper, chief executive officer.  “We believe these measures are in the best interests of the Company and its stockholders.  The increase in authorized shares was our first such increase since the Company’s IPO in 1998.  While we have no pending transactions which would increase outstanding shares, today’s stockholder approval gives us the flexibility to consider future opportunities to invest in growth and strengthen our balance sheet with the goal of increasing stockholder value.”

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the United States’ Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, Evolving Systems’ statements about the potential impact and ramifications of the approved proposals are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, and Evolving Systems may not undertake to update these forward-looking statements. Actual results could differ materially because of many factors, such as internal budgeting changes of customers; the impact of competition and the general state of the telecommunications industry.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC on March 15, 2007 and subsequently filed Form 10Qs, 8Ks and press releases.

CONTACTS:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Marketing Communications Manager

+44 1225 478060

sarah.hurp@evolving.com